AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 1999

                                             Registration No. 333-______________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933



                               PHON-NET.COM, INC.
                 (Name of Small Business Issuer in Its Charter)

          Florida                             7372                           98-0198225
(State or Other Jurisdiction of   (Primary Standard Industrial             (I.R.S. Employer
Incorporation or Organization)       Classification Number)                Identification No.)

                             750 West Pender Street
                                    Suite 600
                       Vancouver, British Columbia V6C 2T7
                                 (604) 437-3787
         (Address and Telephone Number of Principal Executive Offices)

                            -------------------------

                                  Brian Collins
                             750 West Pender Street
                                    Suite 600
                       Vancouver, British Columbia V6C 2T7
                                 (604) 437-3787
           (Name, Address and Telephone Number of Agent For Service)

                         ------------------------------
                        Copies of all communications to:

                           Steven I. Weinberger, Esq.
                     Atlas, Pearlman, Trop & Borkson, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                            Fort Lauderdale, FL 33301
                            Telephone: (954) 763-1200
                          Facsimile No. (954) 766-7800

         Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE

                                                         Proposed                Proposed
   Title of Each                                          Maximum                 Maximum
Class of Securities               Amount to be        Offering Price             Aggregate              Amount of
  to be Registered                 Registered          Per Security(1)        Offering Price(1)     Registration Fee(1)
  ----------------                 ----------          ---------------        -----------------     -------------------
Common Stock, par value
$.001 per share                       5,985,000            $0.20                 $1,197,000               $332.77
                                                                                                          -------


Total Registration Fee                                                                                    $332.77

--------------------------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457. Based upon the average of the closing bid and asked prices for the common stock on August 25, 1999.



The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.


         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                      Subject to Completion August 27, 1999


PROSPECTUS


                               PHON-NET.COM, INC.


                        5,985,000 Shares of Common Stock
                           ($.001 par value per share)


         This prospectus covers the 5,985,000 shares of common stock, $.001 par value per share, of Phon-Net.com, Inc. being offered by certain selling securityholders. We will not receive any proceeds from the sale of the shares by the selling securityholders.

         Our common stock is traded on the OTC Bulletin Board under the trading symbol "PNET". On August 25, 1999, the closing bid price for our common stock was $.19. See "Risk Factors" beginning on Page 7.

                          ----------------------------

         This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 7.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          ----------------------------


                The date of this prospectus is ____________, 1999

                              AVAILABLE INFORMATION

         Following the effective date of the registration statement relating to this prospectus, we will file annual, quarterly and special reports with the United States Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings will be publicly available through the SEC's web site on the Internet at http://www.sec.gov.

         This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. Descriptions of any contract or other document referred to in this prospectus are not necessarily complete. In each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement for a more complete description of the matter involved, each such statement being qualified in its entirety by such reference. At your written or telephonic request, we will provide you, without charge, a copy of any of the information that is incorporated by reference (excluding exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Please direct your request to the Company at Phon-Net.com, Inc., 750 West Pender Street, Suite 600, Vancouver, British Columbia V6C 2T7, Attention: Chief Executive Officer, telephone (604) 437-3787.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information, including information contained under the caption "Risk Factors", "Business" and Financial Statements, including the notes thereto, appearing elsewhere in this prospectus.

         This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. You are urged to read this prospectus carefully and in its entirety.

                                   THE COMPANY

         We are a Florida corporation that develops and markets software products primarily to benefit Internet users, persons and businesses who operate Internet Web sites and advertisers on the Internet.

         We currently have two products. One product is our Phon-Net Direct Connect software. Direct Connect provides increased capability to the Internet user whose computer and telephone share the same phone line. A visitor to an Internet Web site can, with a simple prompt, command Direct Connect to automatically dial and establish telephone contact with the Web site operator or Web site advertiser. The user can speak with the Web site operator or advertiser and continue to view the Web page, without logging off the computer. Once telephone contact is made, the user can speak directly with the Web site operator or advertiser, leave a voice mail or access promotional benefits made available by the Web site operator or advertiser. Following completion of the telephone call, the user may seamlessly reconnect to the Internet and immediately continue at the same or any other desired Internet location.

         Direct Connect is of benefit to single-phone line Internet users. However, our marketing efforts are directed to Web site owners and advertisers. Web site owners and advertisers believe that once an Internet user logs off his or her computer, or leaves the current Web site, the chances of the user telephoning the Web site operator or advertiser are significantly reduced. Direct Connect's software capability is intended to increase the Web site's productivity by increasing communication between the Internet user and the Web site operator or advertiser. A significant advantage that Direct Connect provides for Internet commerce is that credit card payment may be made during the telephone portion of the transaction, rather than transmitting credit card information over the Internet.

         Our other product is the "Phon-Net Search Engine Product". The Search Engine product, incorporates Direct Connect and functions as a yellow pages. This product enables the user to search the world wide web and a local interactive telephone database for a desired business listing. Once the business is identified and its telephone number is found, the user can command

Direct Connect to contact the party by telephone. We intend to market the Search Engine product to businesses for an annual fee. Our Search Engine product has been beta tested, however we have not yet introduced it to the marketplace so that we may concentrate our current efforts towards marketing Direct Connect.

         The market for Direct Connect includes the approximately 50,000,000 businesses world-wide that maintain an Internet Web site. Direct Connect has been "beta" tested for 12 months in Vancouver, British Columbia, and has been recently introduced to the marketplace. We sell our products directly over the Internet, through third-party Internet sites and through resellers of Internet-related products. Our products also can be "bundled" with other Internet-related software products made by third parties.

         We also operate a "1-800" service throughout Canada, under the name "National For Sale Phone Company". This service provides interactive voiceleads by telephone to realtors and professionals, without charge to consumers.

         Our fiscal year end is July 31. For each of the two years ended July 31, 1998 and 1997, and the nine months ended April 30, 1999, we generated revenues of $134,378, $259,742 and $19,545, respectively. For each of those years and period we incurred losses of $(625,266), ($95,741) and $(696,685), respectively.

         Our executive offices are located at 750 West Pender Street, Suite 600, Vancouver, British Columbia V6C 2T7, and our telephone number is (604) 437-3787.

 See "Risk Factors", "Management", "Business" and "Certain Transactions" for a
   discussion of certain factors which should be considered in evaluating the
                           Company and its business.

                                  THE OFFERING

Common Stock Offered by
Selling Securityholders........................................  5,985,000 shares(1)

Common Stock Outstanding(2):
     Prior to the Offering ....................................  36,927,430
     After the Offering  ......................................  36,927,430

Trading Symbol for Common Stock................................  PNET(3)

Risk Factors ..................................................  The offering involves a high degree of risk.
                                                                 See "Risk Factors".

---------------------------
(1) The selling securityholders are offering up to 5,985,000 shares of our common stock that they presently own for sale in transactions that may be effected by them from time-to-time. We have not arranged for any broker or underwriter to sell the shares on behalf of the selling securityholders. See "Description of Securities".

(2) Does not give effect to the issuance of 4,400,000 shares in the event of exercise of outstanding options.

(3) Our common stock is currently listed on the OTC Bulletin Board. We are not sure when we will be able to apply for listing with the Nasdaq Stock Market or a stock exchange. See "Risk Factors".

                             SELECTED FINANCIAL DATA

         The following summary of our financial information has been derived from our financial statements that are included in this prospectus. The information for the years ended July 31, 1998 and 1997 are derived from our audited financial statements. The information for the Nine months ended April 30, 1999 and 1998 are derived from our unaudited financial statements. See "Financial Statements" and "Management's Discussion and Analysis or Plan of Operation".

                                                                                        Nine months ended
                                                 Year ended July 31,                         April 30,
                                                 -------------------                -----------------------------
                                               1998             1997               1999              1998
                                               ----             ----               ----              ----
                                                                                               (unaudited)
Revenues                                     $134,378          $259,742          $19,545            $100,784

Operating Expenses                           $759,644          $487,416         $716,230            $569,735

Net (Loss)                                  $(625,266)         $(95,741)       $(696,685)          $(468,951)

Net (Loss) Per Share                           $(0.17)           $(0.03)          $(0.06)             $(0.13)


                                                     July 31,
                                               -------------------
                                               1998           1997                    April 30, 1999
                                               ----           ----                    --------------
                                                                                        (unaudited)
Working Capital
  (Deficit)                                 $(96,511)        $(34,154)                    $154,537

Total Assets                                $449,064         $330,068                     $649,540

Current Liabilities                         $206,352          $77,993                     $256,971

Notes Payable                                $35,486          $38,829                      $36,702

Shareholder's Equity
  (Deficit)                                 $207,226         $213,246                     $392,569

                                  RISK FACTORS

         An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the securities offered hereby. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed below, and elsewhere in this prospectus.

Net Losses

         For the fiscal years ended July 31, 1998 and 1997, we experienced net losses of $(625,266) and $(95,741), respectively. For the nine months ended April 30, 1999, we incurred a net loss of $(696,685). Our operating results for future periods will include significant expenses, including product and service development expenses, sales and marketing costs, programming and administrative expenses and acquisition costs, and will be subject to numerous uncertainties. As a result, we are unable to predict whether we will be profitable in the future.

We May Need Additional Capital

         We have funded our operations to date through the sale of shares of our common stock. However, our operations are capital intensive and our growth will consume a substantial portion of our available working capital. Therefore, depending upon the timing and rate at which we are able to generate revenues from operations, we may require additional capital in order to fund our operations. We don't know whether additional financing will be available to us on acceptable terms.

Dependence On And Uncertainties Concerning The Internet

         Use of the Internet by consumers is at an early stage of development, and market acceptance of the Internet as a medium for commerce is subject to a high degree of uncertainty. Our ability to succeed will depend on our ability to significantly increase revenues, which will require the further development and widespread acceptance of the Internet as a medium for commerce and advertising. Numerous areas of uncertainty will have a long-term effect on our success and the acceptance of the Internet as a successful retailing channel, any of which are out of our control. They include the following:

         o delays in the development and adoption of new standards and protocols to handle increased levels of Internet activity;

         o        acceptance of the Internet as an advertising medium;

         o our ability to anticipate, monitor and successfully respond to rapidly changing needs and preferences to attract, retain and expand a loyal user base; and

         o        overcoming consumer concern over Internet security.

Some Risks Of Operations That Could Significantly Affect Our Business

         Factors that may affect our operating results include:

         o our ability to develop active user based acceptance of our products,

         o our ability to attract new users for our products and services;

         o the announcement or introduction of new sites, services and products by our competitors;

         o        the success of our marketing campaigns;

         o        price competition;

         o        the level of use of the Internet and online services;

         o need for consumer confidence in and acceptance of the Internet and other online services for commerce;

         o consumer confidence in the security of transactions over the Internet;

         o our ability to upgrade and develop systems and infrastructure to deal with growth;

         o        our ability to attract and retain qualified personnel;

         o        technical difficulties or service interruptions;

         o the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure;

         o governmental regulation of the Internet by federal or local governments; and

         o general economic conditions as well as economic conditions specific to the Internet and online commerce industries.

We May Have Difficulty Managing Potential Growth

         Further expansion of our operations will be required to address potential growth of our customer base and market opportunities. Expansion will place a significant strain on our management, operational and financial resources. Currently, we have only a limited number of employees, to do this and will need to improve existing and implement new transaction processing, operational and financial systems, procedures and controls, and to expand, train and manage our employee base. We also will be required to expand our finance, administrative and operations staff. Furthermore, we will need to enter into relationships with various strategic partners, Web site owners and operators, product manufacturers and distributors and other online service providers and other third parties necessary to develop our business. Our failure to manage growth effectively could have a damaging effect on our business, results of operations and financial condition.


We Will Be Dependent on Continued Growth of Developing Online Person-to-Person Commerce Market

         The market for the sale of goods over the Internet, particularly through person-to-person trading, is a new and emerging market. Our future revenues and profits will be heavily dependent upon the widespread acceptance and use of the Internet and other online services as a form of commerce by consumers. Rapid growth in the use of and interest in the Web, the Internet and other online services is a recent development. We cannot say that this acceptance and use will continue to develop, or that a sufficiently broad base of consumers will adopt, and continue to use, the Internet as a method of commerce. Demand and market acceptance for recently introduced services and products over the Internet may not be sustained.

Risks Of Internet Commerce

         The Internet may not be commercially viable over the long term for a number of reasons, including:

         o potentially inadequate development of the necessary network infrastructure;

         o        delayed development of enabling technologies;

         o        performance improvements; and

         o        security measures

         If the Internet continues to have significant growth, their frequency of use or their bandwidth requirements, there could be a question whether the infrastructure for the Internet and other online services will be able to support the demands placed upon them.

         In addition, the Internet or online services could be hurt by delays in the development or adoption of new standards and procedures required to handle increased levels of Internet or online service activity, or due to increased governmental regulation.

         Changes in or insufficient availability of telecommunications services to support the Internet or online services also could result in slower response times and affect usage of the Internet and our business in particular. If these types of problems surface, our business, results of operations and financial condition would be severely affected.

Intense Competition Is A Feature Of Our Industry

         The market for online commerce over the Internet is new, rapidly evolving and intensely competitive. Competition will likely increase in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially available software.

         While we do not believe that we currently face extensive competition for our current products, we expect that other companies will develop technology similar to that marketed by us. Given the large and well capitalized companies currently engaged in technology and Internet-related businesses, it is likely that our competition will come from companies that are substantially larger and have substantially greater financial and other resources than we have. Significant competition, could have a damaging effect on our business, results of operations and financial condition.

We Run The Risk Of Rapid Technological Changes

         The industry and market in which we compete face rapidly changing technology, evolving industry standards, frequent new service and product introductions and changing customer demands. These industry and market characteristics are heightened by the emerging nature of the Internet and the need of companies from a range of industries to offer Internet-based products and services.

         Accordingly, our future success will depend on our ability to adapt to rapidly changing technologies and to adapt our services to evolving industry standards. We also need to continually improve the performance, features and reliability of our service in response to competition and the evolving demands of the marketplace. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes may require substantial costs to modify or adapt our services or infrastructure, which will likely have a negative effect on our business, results of operations and financial condition.

Online Commerce Security Risks Could Prove a Burden to Us

         Secure transmission of confidential information over public networks is a significant obstacle to the development of online commerce and communications.

Technology developments could compromise or breach the technology the industry currently uses to protect customer transaction data.

         While we believe that Direct Connect offers a viable alternative to transmitting person and confidential information over the Internet, concerns over the security of transactions on the Internet and online services, and the privacy of users, may limit the growth of the Internet and online services, especially for commercial transactions.

Governmental Regulation of The Internet and Other Legal Uncertainties Could Affect Our Business

         We and other Internet-related companies are not currently subject to direct federal, state or local regulation and laws applicable to commerce on the Internet, other than regulations applicable to businesses generally. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted governing the Internet and online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights, libel, obscenity and personal privacy. The vast majority of laws adopted prior to the Internet do not address the unique issues of the Internet and related technologies. A state could attempt to impose regulations in the future which could have a damaging effect on our business, results of operations and financial condition.

We Are Dependent On Key Executive Officer

         Our success depends greatly on Brian Collins, our key executive. While we have entered into a contractual agreement with him, the loss of his services would be highly damaging to us. We currently have $100,000 in key-man insurance on Mr. Collins' life.

Securities and Exchange Commission Rules On "Penny Stocks" Could Greatly Affect the Market for Our Common Stock

         The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our common stock would be considered a "penny stock". As a result, it may be subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of our securities. In addition he must receive the purchaser's written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the purchaser. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of our shares to resell them.

It Is Not Likely That We Will Pay Dividends On Our Common Stock for the Foreseeable Future

         We have no present intention of paying cash dividends on our common stock for the foreseeable future, as we intend to follow a policy of retaining our earnings, if any, for use in our business.

Shares Eligible for Future Sale May Negatively Affect the Market for Our Common Stock

         The sale, or availability for sale, of a substantial number of shares of common stock in the public market subsequent to the offering under Rule 144 under the Securities Act or this prospectus or otherwise, could have a major negative effect on the market price of our common stock. It could also limit our ability to raise additional capital from the sale of our equity securities or debt financing. There are currently 29,405,000 shares of our outstanding common stock that are "restricted securities", including 5,985,000 shares registered for sale by this prospectus. All of these "restricted" shares may, in the future, be sold. If we do not have a substantial market for our shares, a significant number of shares being sold could greatly affect the market and cause a decline in the price of our common stock.

Year 2000 Risk

         We have implemented a Year 2000 date conversion program to ensure that our computer systems and applications will function properly beyond 1999. We believe that we have allocated adequate resources for this purpose and expect our Year 2000 date conversion program to be successfully completed on a timely basis. We cannot be sure, however, that this will be the case. We do not expect to incur significant expenditures to address this issue. The ability of third parties with whom we transact business to adequately address their respective Year 2000 issues is outside of our control. We cannot be certain that our failure or the failure of these third parties to adequately address Year 2000 issues will not have a negative effect on our business, financial condition, cash flows and results of operations.

         It is not possible to foresee all risks which may affect us. Moreover, we cannot predict whether we will successfully effectuate our current business plan. Each prospective purchaser is encouraged to carefully analyze the risks and merits of an investment in the Shares and should take into consideration when making such analysis, among others, the Risk Factors discussed above.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of April 30, 1999. The table does not reflect the exercise of any options or the issuance of 9,660,000 shares after April 30, 1999. The table should be read in conjunction with the Consolidated Financial Statements and related notes included elsewhere in this prospectus.


                                                                April 30, 1999


Notes payable                                                   $36,702

Shareholder's equity (deficit):

     Common Stock, $.001 par value,
     80,000,000 shares authorized,
     27,267,430 shares issued and
     outstanding                                                $1,916,163

     Preferred Stock, $.01 par value,
     10,000,000 shares authorized,
     no shares issued or outstanding                               - 0 -

     Accumulated deficit                                        (1,526,779)

Translation Adjustment                                               3,185
                                                                ----------
Total shareholder's equity                                        $392,569
                                                                ----------

Total  capitalization                                             $429,271
                                                                  ========

                                 USE OF PROCEEDS

         We will not receive any proceeds upon the sale of shares by the Selling securityholders.


                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         Our shares of common stock are traded over-the-counter and quoted on the OTC Electronic Bulletin Board under the symbol "PNET". The reported high and low bid prices for the common stock are shown below for the period from inception of trading in April 1998 through June 30, 1999. The closing bid price on August 25, 1999 is also shown. Until January

1998, the symbol for our common stock was "XGAG". The prices do not always represent actual transactions.

Period                                                      High                     Low
------                                                      ----                     ---
April 1, 1998 - June 30, 1998                               $3.25                      $.75
July 1, 1998 - September 30, 1998                          $2.375                    $.0625
October 1, 1998 - December 31, 1998                       $.37375                    $.0625

January 1, 1999 - March 31, 1999                            $1.50                      $.12
April 1, 1999 - June 30, 1999                                $.69                      $.19

August 19, 1999                                                          $.19

         We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid for the foreseeable future. The future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.


                           FORWARD-LOOKING STATEMENTS

         Some of the statements in this prospectus discuss further expectations or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements. Factors that might cause a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

Results of Operations

Fiscal Year Ended July 31, 1998 Compared to Fiscal Year Ended July 31, 1997

         For the fiscal year ended July 31, 1998, we generated revenues of $134,378, a 48% decrease from revenues of $259,742 for the fiscal year ended July 31, 1997. This decrease was primarily caused by our focus on development of our Search Engine product and market testing.

         For the 1998 fiscal year, we incurred a net loss of $(625,266) or approximately $(.17) per share, compared to a net loss of $(95,741) or approximately $(.03) per share for the 1997 fiscal year. The 55.3% increase in our net loss was due to expenses we incurred in developing, testing and preliminary marketing activities relating to our Search Engine product.

         Expenses of $759,644 for the year ended July 31, 1998 reflect an increase of 56% over expenses of $487,416 incurred during the fiscal year ended July 31, 1997. This increase in expenses results mainly from increased advertising and promotion costs and management and professional fees, as well as travel expenses related to sales and marketing efforts, for the most recent fiscal year.

Nine Months Ended April 30, 1999 Compared to Nine Months Ended April 30, 1998

         For the nine months ended April 30, 1999, we generated revenues of $19,545, compared to revenues of $100,784 for the nine months ended April 30, 1998. The 81% decrease in revenues for the 1999 period was primarily due to increased expenses attributable to development of our Internet Direct Connect software.

         For the 1999 nine month period, we incurred a net loss of $(696,685) or approximately $(.06) per share, compared to a net loss of $(468,951) or approximately $(.13) per share for the comparable nine months of 1998. The 49% increase in our net loss was due to expenses incurred for beta testing of our Direct Connect software.

         Expenses of $716,230 incurred during the nine months ended April 30, 1999 reflect an increase of 26% over expenses of $569,735 incurred during the nine months ended April 30, 1998. This increase in expenses results mainly from increased advertising and promotion costs and management and professional fees for the most recent nine month period.

Liquidity and Capital Resources

         As of July 31, 1998, our auditors indicated in their audit report that our net loss and working capital deficit raised substantial doubt that we would be able to continue as a going concern.

         To date, we have funded our cash requirements from operating revenues and from the sale of shares of our common stock. As of April 30, 1999, we had cash reserves of $379,508, and working capital of $154,537. We are unable to predict whether the audit report for our current fiscal year will contain a going concern qualification similar to the one set forth in the prior year's report.

         While our operations are not capital intensive, we intend to finance our cash requirements from internally generated funds, as well as from additional sales of our securities. To the extent we are unable to generate sufficient revenues and proceeds from the sale of our securities, we may be required to borrow funds to sustain our operations. We may not be able to secure financing on acceptable terms.

Year 2000 Issue

         The year 2000 issue relates to whether computer systems will properly recognize and process information relating to dates in and after the year 2000. These systems could fail or produce erroneous results if they cannot process dates beyond the year 1999 and are not corrected. Significant uncertainty exists in the software industry concerning the potential consequences that may result from the failure of software to adequately address the year 2000 issue.

         Our dependence upon computers as part of our daily operations is minimal and we do not believe that we will be significantly impacted by the year 2000 issue. However, we have reviewed all software and hardware used internally by us in order to determine whether they are year 2000 compliant. Our review indicates that our internal operations will not be materially impacted by the year 2000 issue, nor will we be required to expend material sums in order to modify our systems so that they are year 2000 compliant.

         Notwithstanding the foregoing, our ability to generate revenues and our future success is dependent upon the continued use of computer systems and particularly the Internet. Any widespread failure of computer systems arising as a result of the year 2000 issue could have a material adverse effect on our current and future operations. We are unable to predict whether the year 2000 issue will have a significant impact on continued computer use or Internet access.

                                    BUSINESS

         We are a Florida corporation that develops and markets software products that primarily benefit Internet users, persons and businesses who operate Internet Web sites and advertisers on the Internet.

Products

         We currently have two products. One product is our Phon-Net Direct Connect software. Direct Connect provides increased capability to the Internet user whose computer and telephone share the same phone line. A visitor to an Internet Web site can, with a simple prompt, command Direct Connect to automatically dial and establish telephone contact with the Web site operator or Web site advertiser. The user can speak with the Web site operator or advertiser and view the Web page, without logging off the computer. Once telephone contact is made, the user can speak directly with the Web site operator or advertiser, leave a voice mail message or access promotional benefits made available to callers by the Web site operator or advertiser. Following completion of the telephone call, the user may seamlessly reconnect to the Internet and immediately continue at the same or any other desired Internet location.

         While Direct Connect benefits single-phone line Internet users, our marketing efforts are directed to Web site owners and advertisers. They believe that once an Internet user logs off his or her computer, or leaves the current Web site, the chances of the user telephoning the Web site operator or advertiser are significantly reduced. Direct Connect's software capability is intended to increase the Web site's productivity by increasing communication between the Internet user and the Web site operator or advertiser.

         We believe that security concerns, primarily the transmission of personal and credit card information over the Internet, have prevented Internet commerce from achieving widespread acceptance as a method of commerce. A significant advantage that Direct Connect provides for Internet commerce is that credit card payment may be made during the telephone portion of the transaction, rather than transmitting personal and credit card information over the Internet.

         Our other product is the "Phon-Net Search Engine Product". The Search Engine product, incorporates Direct Connect and functions as a yellow pages. This product enables the user to search the world wide web and a local interactive telephone database for a desired business listing. Once the business is identified and its telephone number is found, the user can command Direct Connect to contact the party by telephone. Other features of our Search Engine product include voice mail with automatic notification to the business that a message has been left, and the ability of the business to update voice and text messages at any time.

         Our Search Engine product provides a service to consumers seeking to locate a business. It is also designed to enable businesses to expand their presence in the marketplace and to enable them to provide desired information to consumers seeking their services. We intend to market the Search Engine product to businesses for an annual fee. Our Search Engine product has been beta tested, however we have not yet introduced it to the marketplace so that we may concentrate our current efforts towards marketing Direct Connect.

Product Development and Production

         We have an agreement with Quad-Linq Software, Inc., of British Columbia, Canada ("Quad-Linq"), to develop, maintain, support, upgrade and enhance our Direct Connect software. We retain exclusive ownership of the software, and Quad-Linq agrees not to develop similar software for others. As payment to Quad-Linq, we issued 3,000,000 shares of our stock, and options to purchase an additional 2,000,000 shares, to Quad-Linq and its principals. The options are exercisable at $.40 per share, until June 30, 2001.

Sales and Marketing

         We have actively begun to market Direct Connect using several strategies to directly and indirectly reach Internet Web site operators. These strategies include marketing Direct Connect software:



         o        directly to Web site operators;

         o        to businesses that advertise on Web sites;

         o        to businesses that create and/or host Web sites for others;

         o to resellers, who "bundle" our software with other Internet-related software products;

         o to developers of Internet-related software products, for incorporation into their products; and

         o to resellers, who believe that Direct Connect offers a viable alternative to E-Commerce security concerns.

         Direct Connect has been "beta" tested for 12 months in Vancouver, British Columbia, and has been recently introduced to the marketplace. The market for Direct Connect includes the approximately 50,000,000 businesses world-wide that maintain an Internet Web site. We are seeking to expand our marketing efforts by attracting resellers who have access to a large number of Web site operators and advertisers. We also market Direct Connect to business targeted by us, through E-Mail presentations.

         We license our Direct Connect software to businesses. Direct Connect is currently available:

         o        directly from us at our Web site;

         o        over the Internet at the I-Mall Web site; and

         o through a reseller who markets Direct Connect along with its own Internet services.

         At the time of purchase, the customer is provided with a password that allows the customer to download the information directly to its Web site. Our customers license Direct Connect for an initial one year license fee of $99. After the expiration of one year, Direct Connect has a mechanism that makes it inoperable unless the customer renews the license. Prior to the end of the year, an E-Mail is sent to the customer advising that the license will terminate and that the customer can then renew the license on a year to year basis.


Employees

         We currently employ seven people, six of whom are full-time employees, in the following capacities: two executive officers, one administrative employee, one sales and marketing person and two programmers. Our employees are not represented by a collective bargaining unit. We believe relations with our employees are good.

Legal Proceedings

         We are not a party to any material legal proceeding, nor are any of our officers, directors or affiliates a party adverse to us in any legal proceeding.

Description of Property

         On July 9, 1999, we entered into a three year lease for approximately 1,300 square feet of office space in Vancouver, British Columbia. We use this space for our executive headquarters. The lease is for a term of three years ending July 31, 2002, and we will pay the landlord monthly rent of $1,343.42 (or $16,121.00 per year). We are also obligated to pay all utility charges for our use of the space, as well as our proportionate share of all operating expenses in the building. We are not permitted to assign or sublet our lease without the landlord's prior written consent.


                                   MANAGEMENT

Directors and Executive Officers

         The following table includes the names, positions held and ages of our executive officers and directors. All directors serve for one year and until their successors are elected and qualify. Officers are elected by the Board and their terms of office are, except as otherwise stated in employment contracts, at the discretion of the Board.

NAME                                       AGE                                  POSITION
----                                       ---                                  --------
Brian Collins                               44                         Chairman of the Board of Directors, Chief
                                                                       Executive Officer, President, Chief
                                                                       Operating Officer, Secretary, Treasurer and Director

Sloan Young                                 30                         Vice President of Technology and Operations

         Brian Collins has served as our Chief Executive Officer, President and a Director since our acquisition of Phon-Net Corp., a Nevada corporation ("PNET Nevada") in October 1998. In 1998, Mr. Collins founded PNET Nevada, which owns the intellectual property of its wholly-owned subsidiaries, Piedmont Technology, Inc., a British Columbia corporation ("Piedmont") and National For Sale Phone, Inc., a British Columbia corporation ("National"). Mr. Collins continues to serve as the President, Chief Executive Officer and Chairman of PNET Nevada, Piedmont and National. In 1995, he founded Piedmont, which developed early versions of our search engine product. In May 1993, Mr. Collins founded National, which operates an interactive "1-800" real estate telephone channel coast-to-coast in Canada..

         Sloan Young has served as our Vice President of Technology and Operations since October 1998. From 1993 until he joined us, Mr. Young was employed as a restaurant manager for Cactus Club Cafe (November 1996 to June
1997) and Zachary's Restaurant (June 1995 to September 1996). He attended CDI College of Business and Technology from September 1997 to November 1998 and received a Programmer Analyst Diploma in 1998.

Board Committees: We do not as yet have an audit committee or a compensation committee. We may organize these committees in the future.

Employment Agreements. We have entered into an employment agreement with Brian Collins to serve as our President and Chief Executive Officer for an initial three year term, with two renewal terms, each for two years. If we decide not to renew, and we do not have cause for our decision, we must pay Mr. Collins the equivalent of one year's compensation. For his services, we pay Mr. Collins a salary of $150,000 each year and provide a monthly automobile allowance of $700. We have also granted annual stock appreciation rights to Mr. Collins, which provide for our payment of amounts to Mr. Collins based upon appreciation in the market price of our stock. Volatility in our stock price could require us to pay Mr. Collins substantial amounts attributable to his stock appreciation rights at a time when such payment could have a material adverse effect on our financial condition. Mr. Collins is the founder of our Company, and our future success depends upon his services. In order to induce him to serve as our President and enter into the employment agreement, we issued him 5,000,000 shares of our stock and granted him options to purchase 2,000,000 additional shares. The options are exercisable at $.40 each, until May 26, 2009.


                             EXECUTIVE COMPENSATION
Summary Compensation Table

         The following table sets forth information relating to the compensation we paid during the past three fiscal years to: (i) our President and Chief Executive Officer; and (ii) each of our executive officers who earned more than $100,000 during the fiscal year ended July 31, 1998:

                                    Fiscal                             Other Annual                     LTIP      All Other
Name and Principal Position         Year    Salary            Bonus    Compensation     Options/ (#)    Payouts  Compensation
---------------------------       -------------------------------------------------------------------------------------------

Brian Collins, CEO                 1998    $52,926              -           -               -             -         -
                                   1997    $21,899              -           -               -             -         -
                                   1996    $16,788              -           -               -             -         -

Option Grants in Last Fiscal Year

         The following table sets forth information concerning our grant of options to purchase shares of our common stock during the fiscal year ended July 31, 1998 to (i) our President and Chief Executive Officer; and (ii) each of our executive officers who earned more than $100,000 during the fiscal year ended July 31, 1998.

                                                Percent of
                                Number of     Total Options/
                               Securities      SARs Granted
                               Underlying      To Employees          Exercise Or
                              Options/SARs       In Fiscal           Base Price
      Name                     Granted (#)          Year               ($/Sh)           Expiration Date
      ----                     -----------          ----               ------           ---------------
      Brian Collins, CEO            -              -                      -                  --



Incentive and Non-Qualified Stock Option Plan

         On May 27, 1999, the board of directors and shareholders adopted our 1999 stock option plan. We have reserved 3,000,000 shares of common stock for issuance upon exercise of options granted from time to time under the 1999 stock option plan. The 1999 stock option plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in our ownership and growth through the grant of incentive and non-qualified options.

         Under the stock option plan we may grant incentive stock options only to key employees and employee directors, or we may grant non-qualified options to our employees, officers, directors and consultants. The 1999 stock option plan is currently run by our board of directors.

         Subject to the provisions of each of the stock option plans, the board will determine who shall receive options, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of options granted under the stock option plan may not exceed ten years or five years for an inventive stock option granted to an optionee owning more than 10% of our voting stock. The exercise price for incentive stock options will be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted. However, the inventive stock options granted to a 10% holder of our voting stock are exercisable at a price equal to or greater than 10% of the fair market value of the common stock on the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event shall the exercise price be less than 75% of the fair market value of the shares of common stock on the date of grant. The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or by a combination of cash and shares. Shares of common stock received upon exercise of options will be subject to restrictions on sale or transfer. As of the date of this prospectus, we have granted options to purchase 2,400,000 shares under the stock option plan.

Option Exercises and Holdings

         The following table sets contains information with respect to the exercise of options to purchase shares of common stock during the fiscal year ended July 31, 1998 to (i) our President and Chief Executive Officer; and (ii) each of our executive officers who earned more than $100,000 during the fiscal year ended July 31, 1998.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

                                                                            Number of
                                                                           Securities            Value of
                                                                           Underlying           Unexercised
                             Shares                                        Unexercised         In-The-Money
                            Acquired                                      Options/SARs         Options/SARs
                               On                         Value           At FY-End (#)        At FY-End ($)
                            Exercise                    Realized          Exercisable/         Exercisable/
      Name                     (#)                         ($)            Unexercisable        Unexercisable
------------------------------------------------------------------------------------------------------------
Brian Collins, CEO              -                           -                   -                    -


Long-Term Incentive Plans Awards in Last Fiscal Year

                                     Number          Performance
                                    of Shares         or Other              Estimated Future Payouts Under
                                    Units or        Period Until              Non-Stock Price-Based Plans
                                  Other Rights       Maturation             Threshold    Target    Maximum
      Name                            (#)             or Payout                ($or #)   ($or #)   ($ or #)
      -------------------------------------------------------------------------------------------------------
      Brian Collins, CEO                -                 -                      -          -        -


Limitation on Liability and Indemnification Matters

      As authorized by the Florida Business Corporation Law, our Articles of Incorporation provides that none of our directors shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

         o any breach of the director's duty of loyalty to our company or its shareholders;

         o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

         o unlawful payments of dividends or unlawful stock redemptions or repurchases;

         o any transaction from which the director derived an improper personal benefit

         This provision limits our rights and the rights of our shareholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any shareholder to seek injunctive relief or rescission if a director breaches his duty of care. These provisions will not alter the liability of directors under federal securities laws.

         Our certificate of incorporation further provides for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Florida law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.

                              CERTAIN TRANSACTIONS

Corporate History

         Phon-Net.com, Inc. was incorporated under the laws of the State of Florida on January 16, 1997, under the name XGA Golf International, Inc. On March 26, 1997, we purchased all of the outstanding shares of Gold International, Inc., and on March 27, 1997, we purchased all of the outstanding interests of Eric Redd Group, LLC. On the same day, we also purchased certain assets from inFOREtech. By May 1998, due to the lack of profitable operations, we disposed of our business operations. In June 1998, we changed our name to Agrosol, Inc.

         On October 5, 1998, we exchanged 11,410,000 shares of our common stock for all of the outstanding shares of Phon-Net Corp., a Nevada corporation, and changed our name to Phon-Net Corporation. In January 1999, we changed our name to Phon-Net.com, Inc. On April 15, 1999, we increased the number of shares of common stock we are authorized to issue to 80,000,000. In May 1999, following the satisfaction of certain product development goals provided for as part of the share exchange, we issued 8,085,000 additional shares to Brian Collins, our President and CEO.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth information known to us relating to the beneficial ownership of shares of common stock by: each person who is known by us to be the beneficial owner of more than five percent of the outstanding shares of common stock; each director; each executive officer; and all executive officers and directors as a group.

         Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of Phon-Net.com, Inc., 750 West Pender Street, Suite 600, Vancouver, British Columbia V6C 2T7.

         We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock shown as being owned by them.

         Under securities laws procedures, a person is considered to be the beneficial owner of securities that can be acquired by him within 60 days from the date of this prospectus upon the exercise of options, warrants or convertible securities. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person and which are exercisable within 60 days of the date of this prospectus, have been exercise or converted.

Name and Address of                            Amount and Nature of                     Percentage
   Beneficial Owner                            Beneficial Ownership                       of Class
   ----------------                            --------------------                       --------
Brian Collins(1)                                      21,286,287                               54.7%

Sloan Young(2)                                           228,000                                1.0%

Executive Officers and
 Directors (as a group of 2)                          21,514,287                               55.0%

-----------------
(1) Includes presently exercisable options to purchase 2,000,000 shares. Does not include 327,587 shares owned by the spouse of Mr. Collins, as to which Mr. Collins disclaims beneficial ownership.

(2)      Includes presently exercisable options to purchase 200,000 shares.


                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 80,000,000 shares of common stock, $.001 par value per share and 10,000,000 shares of preferred stock, $.01 par value per share. As of the date of this prospectus, there are 5,985,000 shares of common stock issued and outstanding, which are held of record by approximately 120 holders. As of the date of this prospectus, there are no shares of preferred stock outstanding.

Common Stock

         Holders of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

         Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are, and the shares underlying all option and warrants will be, duly authorized, validly issued, fully paid an non-assessable upon our issuance of these shares.

Preferred Stock

         We may issue preferred stock from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions as are determined by our Board of Directors.

Transfer Agent and Registrar

         The transfer agent for our common stock is Florida Atlantic Stock Transfer, Inc. Its address is 7130 Nob Hill Road, Tamarac, Florida 33321, and its telephone number is (954) 726-4954.

Reports to Securityholders

         We intend to furnish our stockholders with annual reports containing audited financial statements. We may disseminate such other unaudited interim reports to securityholders as we deem appropriate.


                             SELLING SECURITYHOLDERS

         The following table sets forth (1) the name of each selling securityholder, (2) the number or shares of common stock beneficially owned by each selling securityholder as of the date of this prospectus, giving effect to the exercise of the selling securityholders' warrants into shares of common stock and (3) the number of shares being offered by each selling securityholder. The shares of common stock being offered are being registered to permit public sales and the selling securityholders may offer all or part of the shares for resale from time to time. All expenses of the registration of the common stock on behalf of the selling securityholder are being borne by the Company. The Company will receive none of the proceeds of this offering.

                               Shares Owned          Shares Available        Shares              Percent of
                               Prior to this         Pursuant to             Owned after         Class
Selling Securityholder         Offering              this Prospectus         Offering            after Offering
----------------------         --------              ---------------         --------            --------------
1st Net Technologies, Inc.         60,000                 60,000              - 0 -                  *
Jan Douglas Atlas                  25,000                 25,000              - 0 -                  *
BCD Online                        200,000                200,000              - 0 -                  *
Roxanne K. Beilly                   5,000                  5,000              - 0 -                  *
Roger Betterton                 1,012,666              1,012,666              - 0 -                  *
Robin C. Campbell and
   Les Campbell Ten Ent             5,000                  5,000              - 0 -                  *
Brian Collins(1)               19,286,287              1,000,000              18,286,287             49.5%
Jerry Collins                      15,000                 15,000              - 0 -                  *
Matthew Collins                    15,000                 15,000              - 0 -                  *
Phyllis Collins                    15,000                 15,000              - 0 -                  *
Susan Collins                     327,587                290,000                  37,587             *
Tim Collins                        15,000                 15,000              - 0 -                  *
Christopher E. Georgelin          493,677                493,677              - 0 -                  *
Jim Hall                          400,000                400,000              - 0 -                  *
Market Surveys
  International, Inc.             400,000                400,000              - 0 -                  *
Joel D. Mayersohn and
  Jamie Mayersohn Ten Ent           5,000                  5,000              - 0 -                  *
Jerry McCoy                       683,426                100,000                 583,426             1.5%
Tony Musfelt                       15,000                 15,000              - 0 -                  *
Charles B. Pearlman                25,000                 25,000              - 0 -                  *
Quad-Linq Software, Inc.        1,000,000              1,000,000              - 0 -                  *
Kathleen Roberts                   22,000                 22,000              - 0 -                  *
Susan Schneider                    25,000                 25,000              - 0 -                  *
Seidmehdi
 Seidbagherzadeh                  493,657                493,657              - 0 -                  *
Tom Ward                          310,000                310,000              - 0 -                  *
Steven I. Weinberger               10,000                 10,000              - 0 -                  *
Sloan Young(2)                     28,000                 28,000              - 0 -                  *
                                                  --------------

Total                                                  5,985,000

------------------------
*        Less than 1%.

(1) Mr. Collins is our President, sole director and principal shareholder. Mr. Collins disclaims beneficial ownership of the shares owned by Susan Collins, his wife.

(2)      Mr. Young is our Vice-President of Technology and Operations.

         The information contained in the foregoing table is derived from our books and records, as well as from our transfer agent.

                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be distributed from time to time by the selling securityholders in one or more transactions that may take place on the over-the-counter market. These include ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling securityholders in connection with sales of securities.

         The selling securityholders may sell the securities in one or more of the following methods:

         o a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principals to facilitate the transaction;

         o purchasers by a broker or dealer as principal and resale by the broker or dealer for its account under this prospectus;

         o ordinary brokerage transactions and transactions which the broker solicits purchases, and

         o face-to-face transactions between sellers and purchasers without a broker-dealer.

         In making sales, brokers or dealers used by the selling securityholders may arrange for other brokers or dealers to participate. The selling securityholders and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation.

         At the time a particular offer of the securities is made by or on behalf of a selling securityholder, to the extent required, a prospectus is to delivered. The prospectus will include the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling securityholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

         We have told the selling securityholders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales in the market. We have provided each of the selling securityholders with a copy of these rules. We have also told the selling securityholders of the need for delivery of copies of this prospectus in connection with any sale of securities that are registered by this prospectus.

         Sales of securities by us and the selling securityholders or even the potential of these sales may have a negative effect on the market price for shares of our common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

         On the date of this prospectus, we have 36,927,430 shares of common stock issued and outstanding. Of those shares, 13,507,430 shares (including the 5,985,000 shares covered by this prospectus) are freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an affiliate of ours. This does not include shares that may be issued upon exercise of options.

         The remaining 23,420,000 shares of common stock currently outstanding are restricted securities, and will become eligible for public sale at various times, provided they have been held for at least one year and the requirements of Rule 144 are complied with.

         We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of our shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could negatively damage affect market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.

                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Atlas, Pearlman, Trop & Borkson, P.A., 200 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, FL 33301, Florida. Members of that firm and certain of its other attorneys own an aggregate of 100,000 shares of our common stock.

                                     EXPERTS

         The consolidated financial statements as of July 31, 1998 and July 31, 1997, and for each of the two years in the period ended July 31, 1998, appearing in this prospectus and registration statement have been audited by Morgan & Company, independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon this report given on the authority of Morgan & Company as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, registration statements and other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval Systems are publicly available through the SEC's site on the World Wide Web located at http//www.sec.gov. The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system.

         Upon the closing of this offering, we will become subject to the reporting requirements of the Exchange Act and in accordance with these requirements, will file reports, and other information with the SEC. We intend to furnish our shareholders with annual reports containing audited financial statements and other periodic reports as we think appropriate or as may be required by law.

                              PHON-NET CORPORATION
                          (A Development Stage Company)

                        CONSOLIDATED FINANCIAL STATEMENTS


                    APRIL 30, 1999 AND JULY 31, 1998 AND 1997
                            (Stated in U.S. Dollars)

                            REVIEW ENGAGEMENT REPORT



To the Directors
Phon-Net Corporation
(a development stage company)

We have reviewed the interim consolidated balance sheet of Phon-Net Corporation (a development stage company) as at April 30, 1999 and the interim consolidated statements of operations and deficit, cash flows and stockholders' equity for the nine months then ended. Our review was made in accordance with generally accepted standards for review engagements and accordingly consisted primarily of enquiry, analytical procedures and discussion related to information supplied to us by the Company.

A review does not constitute an audit and consequently we do not express an audit opinion on these financial statements.

Based on our review, nothing has come to our attention that causes us to believe that these financial statements are not, in all material respects, in accordance with generally accepted accounting principles.





Vancouver, Canada                                       /s/ Morgan & Company
                                                        ------------------------
July 15, 1999                                           Chartered Accountants

                                AUDITORS' REPORT

To the Directors
Phon-Net Corporation
(a development stage company)

We have audited the consolidated balance sheets of Phon-Net Corporation (a development stage company) as at July 31, 1998 and 1997 and the consolidated statements of operations and deficit and cash flows and stockholders' equity for the periods ended July 31, 1998, 1997, and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with United States and Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at July 31, 1998 and 1997 and the results of its operations and its cash flows for the periods ended July 31, 1998, 1997, and 1996 in accordance with United States generally accepted accounting principles.

Without qualifying our opinion we draw attention to Note 1 to the consolidated financial statements. The Company incurred a net loss of $625,266 during the year ended July 31, 1998, and as at that date, the Company's current liabilities exceeded its current assets by $96,511. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern.

Vancouver, Canada                                    /s/ Morgan & Company
                                                     ------------------------
February 15, 1999                                    Chartered Accountants

Comments by Auditors on United States - Canada Difference

In Canada, reporting standards for auditors do not permit the addition of an explanatory paragraph when the financial statements account for, disclose and present in accordance with generally accepted accounting principles conditions and events that cast substantial doubt on the Company's ability to continue as a going concern. Although our audit was conducted in accordance with both United States and Canadian generally accepted auditing standards, our report to the shareholders dated February 15, 1999 is expressed in accordance with United States reporting standards which require a reference to such conditions and events in the auditors' report.

Vancouver, B.C.                                      /s/ Morgan & Company
                                                     ------------------------
February 15, 1999                                    Chartered Accountants

                              PHON-NET CORPORATION
                          (A Development Stage Company)

                           CONSOLIDATED BALANCE SHEETS
                            (Stated in U.S. Dollars)
                                                          -----------------------------------        -------------------------------
                                                                          APRIL 30                                JULY 31
                                                                   1999             1998                  1998             1997
                                                          -----------------------------------        -------------------------------
                                                             (unaudited)         (unaudited)
ASSETS
Current
     Cash                                                 $     379,508     $         4,354       $      43,039    $       6,714
     Accounts and advances receivable                            23,995              25,000              28,920           11,620
     Due from related parties                                         -              27,000              29,932           25,505
     Prepaid expenses                                             8,005                   -               7,950                -
                                                          ----------------- ------------------    ---------------- ----------------
                                                                411,508              56,354             109,841           43,839

Capital Assets (Note 4)                                         102,864             174,299             160,725           40,795
Intangibles (Note 5)                                            135,168             195,232             178,498          245,434
                                                          ----------------- ------------------    ---------------- ----------------

                                                          $     649,540     $       425,885       $     449,064    $     330,068
                                                          ================= ==================    ================ ================

LIABILITIES
Current
     Accounts payable and accrued liabilities             $     156,737     $       155,000       $     179,694    $      67,273
     Due to related parties                                      63,532              25,000              26,658           10,720
     Current portion of notes payable                            36,702                   -                   -                -
                                                          ----------------- ------------------    ---------------- ----------------
                                                                256,971             180,000             206,352           77,993
Notes Payable (Note 6)                                                -              37,471              35,486           38,829
                                                          ----------------- ------------------    ---------------- ----------------
                                                                256,971             217,471             241,838          116,822
                                                          ----------------- ------------------    ---------------- ----------------
STOCKHOLDERS' EQUITY
Common Stock
  Authorized:
     At April 30, 1999
          80,000,000 common shares, par value $0.001
          10,000,000 preferred shares, par value $0.01
     At April 30, 1998, July 31, 1998 and 1997
             100,000 common shares without par value
          100,000,000 Class `A' preference shares,
             par value $10
          100,000,000 Class `B' preference shares,
             par value $50
Issued And Outstanding:
       27,267,430 common shares at April 30, 1999
       8,930,420 common shares at  April 30, 1998
       9,422,000 common shares at July 31, 1998 and
       7,455,676 common shares at July 31, 1997               1,916,163             878,793           1,033,358          415,099

Deficit                                                      (1,526,779)           (673,779)           (830,094)        (204,828)
Cumulative Translation Adjustment                                 3,185               3,400               3,962            2,975
                                                          ----------------- ------------------    ---------------- ----------------
                                                                392,569             208,414             207,226          213,246
                                                          ----------------- ------------------    ---------------- ----------------

                                                          $     649,540     $       425,885       $     449,064    $     330,068
                                                          ================= ==================    ================ ================
Approved by the Sole Director:

                              PHON-NET CORPORATION
                          (A Development Stage Company)

                CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
                            (Stated in U.S. Dollars)

                                                                                                                       INCEPTION
                                                          NINE MONTHS ENDED                       YEAR ENDED         MARCH 19, 1996
                                                                APRIL 30                           JULY 31              TO JULY 31
                                                        1999              1998             1998             1997           1996
                                                ----------------- ----------------- ---------------- ---------------- --------------
                                                     (unaudited)         (unaudited)
Revenue                                         $       19,545    $      100,784    $     134,378    $      259,742   $     27,477
                                                ----------------- ----------------- ---------------- ---------------- --------------

Expenses
     Advertising and promotion                         149,981            21,583           28,777            10,426          3,658
     Amortization of goodwill                           51,415            50,202           66,936            66,936         22,312
     Amortization of capital assets                     64,099            40,721           54,295            21,111         10,418
     Automobile                                          4,532             4,762            6,349             8,135          3,988
     Bank charges and interest                           5,812             1,908            2,544             3,687              -
     Management fees                                   146,216            39,695           52,926            21,899         16,788
     Office and sundry                                  47,571            63,263           84,351            28,243          2,621
     Professional fees                                  29,649             6,399            8,532            18,272         24,602
     Rent                                               27,158            23,469           31,292            15,066          3,796
     Telephone                                          37,453            64,247           85,662            77,428         24,810
     Transfer agent and filing fees                      2,585                 -                -                 -              -
     Travel                                              5,652            61,478           81,970             7,862              -
     Wages and benefits                                144,107           192,008          256,010           208,351         23,571
                                                ----------------- ----------------- ---------------- ---------------- --------------
                                                       716,230           569,735          759,644           487,416        136,564
                                                ----------------- ----------------- ---------------- ---------------- --------------

Loss Before The Following                              696,685           468,951          625,266           227,674        109,087
     Forgiveness of debt                                     -                 -                -          (230,961)             -
     Write-down of investments                               -                 -                -            99,028              -
                                                ----------------- ----------------- ---------------- ---------------- --------------

Net Loss For The Period                                696,685           468,951          625,266            95,741        109,087
Deficit, Beginning Of Period                           830,094           204,828          204,828           109,087              -
                                                ----------------- ----------------- ---------------- ---------------- --------------

Deficit, End Of Period                          $    1,526,779    $      673,779    $     830,094    $      204,828   $    109,087
                                                ================= ================= ================ ================ ==============

Loss Per Share                                  $         0.06    $         0.13    $        0.17    $         0.03       $   0.03
                                                ================= ================= ================ ================ ==============

Weighted Average Number Of Shares Outstanding       12,613,048         3,650,000        3,650,000         3,650,000      3,650,000
                                                ================= ================= ================ ================ ==============

                                      F-4

                              PHON-NET CORPORATION
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                            (Stated in U.S. Dollars)

                                                    --------------------------------------------------------------------------------
                                                                                                                         INCEPTION
                                                                NINE MONTHS ENDED              YEAR ENDED             MARCH 19, 1996
                                                                      APRIL 30                   JULY 31                TO JULY 31
                                                            1999                  1998     1998             1997          1996
                                                    ------------------- ------------------------------------ -----------------------
                                                         (unaudited)         (unaudited)
Cash Flow From Operating Activities
     Loss for the period                            $   (696,685)   $   (468,951)    $   (625,266)  $    (95,741)    $  (109,087)
                                                    --------------- -------------- ---------------- ---------------- ---------------
Adjustments To Reconcile Loss To Net Cash Used
    By Operating Activities
     Amortization                                        115,514          90,923          121,231         88,047          32,730
     Write down of investments                                 -               -                -         99,028               -
     Forgiveness of debt                                       -               -                -       (230,961)              -
     Change in accounts and advances receivable            4,925         (13,380)         (17,300)        (7,047)         (4,573)
     Change in due from related parties                   29,932          (1,495)          (4,427)       (10,906)        (14,599)
     Change in prepaid expenses                              (55)              -           (7,950)             -               -
     Change in accounts payable and
       accrued liabilities                               (22,957)         87,727          112,421           (373)         67,646
     Change in due to related parties                     36,874          14,280           15,938            (78)         10,798
                                                    --------------- -------------- ---------------- ---------------- ---------------
Total Adjustments                                        164,233         178,055          219,913        (62,290)         92,002
                                                    --------------- -------------- ---------------- ---------------- ---------------
Net Cash Used In Operating Activities                   (532,452)       (290,896)        (405,353)      (158,031)         17,085
                                                    --------------- -------------- ---------------- ---------------- ---------------
Cash Flow From Investing Activities
     Capital assets                                       (6,238)       (174,225)        (174,225)          (167)        (72,157)
     Goodwill                                                  -               -                -              -        (334,682)
     Investments                                               -               -                -              -        (160,068)
     Proceeds on sale of investments                           -               -                -         61,040               -
                                                    --------------- -------------- ---------------- ---------------- ---------------
Net Cash Used In Investing Activities                     (6,238)       (174,225)        (174,225)        60,873        (566,907)
                                                    --------------- -------------- ---------------- ---------------- ---------------
Cash Flow From Financing Activities
     Common stock issued                                 874,720         463,694          618,259         78,103         336,996
     Notes payable                                         1,216          (1,358)          (3,343)          (283)        270,073
                                                    --------------- -------------- ---------------- ---------------- ---------------
Net Cash From Financing Activities                       875,936         462,336          614,916         77,820         607,069
                                                    --------------- -------------- ---------------- ---------------- ---------------

Effect Of Exchange Rate Changes On Cash                     (777)            425              987            532           2,443
                                                    --------------- -------------- ---------------- ---------------- ---------------
Net Increase (Decrease) In Cash                          336,469          (2,360)          36,325        (18,806)         25,520
Cash, Beginning Of Period                                 43,039           6,714            6,714         25,520               -
                                                    --------------- -------------- ---------------- ---------------- ---------------

Cash, End Of Period                                 $    379,508    $      4,354     $     43,039   $      6,714     $    25,520
                                                    =============== ============== ================ ================ ===============

                              PHON-NET CORPORATION
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                            (Stated in U.S. Dollars)




SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES

Effective October 5, 1998, the Company acquired 100% of the issued and outstanding shares of Phon-Net Corporation and Piedmont Technologies Inc. by issuing 11,410,000 common shares at an ascribed value of $7,000.

During the period ended April 30, 1999, the Company issued 8,085,000 common shares at an ascribed value of $8,025 to a director for the acquisition of technology.

                              PHON-NET CORPORATION
                          (A Development Stage Company)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                            (Stated in U.S. Dollars)


                                                                 Common Stock
                                                 ------------------------------------------------
                                                                                    Additional       Cumulative
                                                   Number                            Paid-in        Translation
                                                 of Shares          Amount           Capital         Adjustment
                                                 ------------- ------------------ --------------- -----------------
Balance, August 1, 1996                            2,308,580   $        336,996   $       -       $        2,443
Issuance of common stock                           5,147,096             78,103           -                    -
Translation adjustment                                     -                  -           -                  532
Loss for the year                                          -                  -           -                    -
                                                 ------------- ------------------ -- ------------ -----------------

Balance, July 31, 1997                             7,455,676            415,099           -                2,975
Issuance of common stock                           1,966,324            618,259           -                    -
Translation adjustment                                     -                  -           -                  987
Loss for the year                                          -                  -           -                    -
                                                 ------------- ------------------ -- ------------ -----------------

Balance, July 31, 1998                             9,422,000          1,033,358           -                3,962
Issuance of common stock                             578,000             77,365           -                    -
                                                 ------------- ------------------ -- ------------ -----------------
                                                  10,000,000          1,110,723           -                3,962
Consolidation of stock on 1 for 2 basis           (5,000,000)                 -           -                    -
                                                 ------------- ------------------ -- ------------ -----------------
                                                   5,000,000          1,110,723           -                3,962
Adjustment to number of shares issued
    and outstanding as a result of the reverse
    take-over transaction
       Piedmont Technologies Inc.                 (5,000,000)                 -           -                    -
       Phon-Net Corporation                        3,650,000                  -           -                    -
                                                 ------------- ------------------ -- ------------ -----------------
                                                   3,650,000          1,110,723           -                3,962
Issuance of common stock to acquire
    subsidiaries                                  11,410,000              7,000           -                    -

Issuuance of common stock                         12,207,430             12,207     786,233                    -

Translation of adjustment                                  -                  -           -                 (777)
Loss for the period                                        -                  -           -                    -
                                                 ------------- ------------------ --------------- -----------------

Balance April 30, 1999                            27,267,430   $      1,129,930   $ 786,233       $        3,185
                                                 ============= ================== =============== =================

(RESTUBBED TABLE)

                                                                    Accumulated
                                                                      Deficit            Total
                                                                 ------------------ ---------------


Balance, August 1, 1996                                         $      (109,087)   $     230,352
Issuance of common stock                                                      -           78,103
Translation adjustment                                                        -              532
Loss for the year                                                       (95,741)         (95,741)
                                                                ------------------ ---------------

Balance, July 31, 1997                                                 (204,828)         213,246
Issuance of common stock                                                      -          618,259
Translation adjustment                                                        -              987
Loss for the year                                                      (625,266)        (625,266)
                                                                ------------------ ---------------

Balance, July 31, 1998                                                 (830,094)         207,226
Issuance of common stock                                                      -           77,365
                                                                ------------------ ---------------
                                                                       (830,094)         284,591
Consolidation of stock on 1 for 2 basis                                       -                -
                                                                -- --------------- ---------------
                                                                       (830,094)         284,591
Adjustment to number of shares issued
    and outstanding as a result of the reverse
    take-over transaction
       Piedmont Technologies Inc.                                             -                -
       Phon-Net Corporation                                                   -                -
                                                                ------------------ ---------------
                                                                       (830,094)         284,591
Issuance of common stock to acquire
    subsidiaries                                                              -            7,000

Issuance of common stock                                                      -          798,440

Translation of adjustment                                                     -             (777)
Loss for the period                                                    (696,685)        (696,685)
                                                                ------------------ ---------------

Balance April 30, 1999                                          $    (1,526,779)     $   392,569
                                                                ================== ===============


                              PHON-NET CORPORATION
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    APRIL 30, 1999 AND JULY 31, 1998 AND 1997
                            (Stated in U.S. Dollars)



1.   NATURE OF OPERATIONS

     Development Stage Activities

     Phon-Net Corporation was organized to provide consumers with quick and easy access through any touch tone telephone, cellular/PCS phone, screenphone and the Internet to instantly access interactive information on area business and their current product and services, special promotions and other source information. Phon-Net Corporation provides information services in a published directory format or through telephone information input to locate a business, product or service, by either a generic category search, or by entering a specific ad number listed in the Company's director.

     Phon-Net Corporation is in the development stage; therefore recovery of its assets is dependent upon future events, the outcome of which is indeterminable. In addition, successful completion of Phon-Net Corporation's development program and its transition, ultimately to the attainment of profitable operations is dependent upon obtaining adequate financing to fulfil its development activities and achieve a level of sales adequate to support its cost structure.


2.   SIGNIFICANT ACCOUNTING POLICIES

     The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

     The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

     a)  Consolidation
         These financial statements include the accounts of the Company and its wholly-owned subsidiaries, Phon-Net Corp., (incorporated in Nevada, U.S.A.), Piedmont Technologies Inc., The National For Sale Phone Company Inc., and V NETT Enterprises Inc., all incorporated in Canada.

     b)  Revenue Recognition
         Revenue is recognized in full at the invoice date. Fees are invoiced on an annual basis, payable in advance and are non-refundable.

                              PHON-NET CORPORATION
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    APRIL 30, 1999 AND JULY 31, 1998 AND 1997
                            (Stated in U.S. Dollars)



2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

     c)  Capital Assets
         Capital assets are recorded at cost and amortized as follows:

                  Computer equipment           3 years straight line basis
                  Computer software            3 years straight line basis
                  Telephone and equipment      2 and 3 years straight line basis
                  Leasehold improvements       Lease term

     d)  Intangibles
         Intangibles are recorded at cost and amortized as follows:

                              Goodwill               5 years straight line basis
                              Technology costs       5 years straight line basis

     e)  Income Taxes
         The Company has adopted Statement of Financial Accounting Standards No. 109 - "Accounting for Income Taxes" (SFAS 109). This standard requires the use of an asset and liability approach for financial accounting and reporting on income taxes. If it is more likely than not that some portion of all of a deferred tax asset will not be realized, a valuation allowance is recognized.

     f)  Foreign Currency Translation
         The Company's subsidiary's operations are located in Canada, and its functional currency is the Canadian dollar. The financial statements of the subsidiary have been translated using the current method whereby the assets and liabilities are translated at the year end exchange rate, capital accounts at the historical exchange rate, and revenues and expenses at the average exchange rate for the period. Adjustments arising from the translation of the Company's subsidiary's financial statements are included as a separate component of shareholders' equity.

     g)  Financial Instruments
         The Company's financial instruments consist of cash, accounts and advances receivable, accounts payable, and amounts due to and from related parties.

         Unless otherwise noted, it is management's opinion that this Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

                              PHON-NET CORPORATION
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    APRIL 30, 1999 AND JULY 31, 1998 AND 1997
                            (Stated in U.S. Dollars)



2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

     h)  Loss Per Share

         The loss per share is calculated using the weighted average number of common shares outstanding during the period.

3.   ACQUISITION OF SUBSIDIARIES

     Effective October 5, 1998, Phon-Net Corporation ("Phon-Net") acquired 100% of the issued and outstanding shares of Phon-Net Corp. and Piedmont Technologies Inc. ("Piedmont") and its subsidiaries by issuing 11,410,000 common shares. Since the transaction resulted in the former shareholders of Piedmont owing the majority of the issued shares of Phon-Net, and after considering qualitative and quantitative factors, the transaction, which is referred to as a "reverse take-over", has been treated for accounting purposes as an acquisition by Piedmont of the net assets and liabilities of Phon-Net. Under this purchase method of accounting, the results of operations of Phon-Net are included in these financial statements from October 5, 1998.

     Piedmont is deemed to be the purchaser for accounting purposes. Accordingly, its net assets are included in the balance sheet at their previously recorded values.

     The statements of operations and cash flows consist of the operation of Phon-Net Corporation from October 5, 1998. Prior to that date, the operations are those of Piedmont.

4.   CAPITAL ASSETS
     (i)  Audited
                                     -------------------------------------------------------------------------------
                                                                         JULY 31
                                                          1998                              1997           1996
                                                    Accumulated      Net Book             Net Book       Net Book
                                          Cost      Amortization        Value              Value          Value
                                     -------------- --------------- ---------------    ------------- ---------------
    Computer equipment               $      60,303  $     25,696    $       34,607     $     14,224  $      22,845
    Telephone and
        equipment                           28,168         6,304            21,864
    Computer software                      154,620        52,209           102,411           24,036         35,602
    Leasehold
        improvements                         3,458         1,615             1,843            2,535          3,292
                                     -------------- --------------- ---------------    ------------- ---------------
                                     $     246,549  $     85,824    $      160,725     $     40,795  $      61,739
                                     ============== =============== ===============    ============= ===============


                              PHON-NET CORPORATION
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    APRIL 30, 1999 AND JULY 31, 1998 AND 1997
                            (Stated in U.S. Dollars)


4.   CAPITAL ASSETS (Continued)

     (ii) Unaudited
                                               --------------------------------------------------    ---------------
                                                                    APRIL 30                             APRIL 30
                                                                      1999                                 1998
                                               --------------------------------------------------    ---------------
                                                                  Accumulated        Net Book            Net Book
                                                    Cost          Amortization         Value              Value
                                               --------------- ------------------- --------------    ---------------
    Computer equipment                         $      66,541     $     41,620      $     24,921      $      38,187
    Telephones and equipment                          28,168           16,506            11,662             23,440
    Computer software                                154,620           89,663            64,957            110,656
    Leasehold improvements                             3,458            2,134             1,324              2,016
                                               ----------------- ----------------- --------------    ---------------

                                               $     252,787     $    149,923      $    102,864      $     174,299
                                               ================= ================= ==============    === ===========


5.   INTANGIBLES
                                           ----------------------------------     ---------------------------------
                                                        APRIL 30                               JULY 31
                                                  1999              1998                 1998             1997
                                           ----------------- ----------------     ---------------- ----------------
                                                       (unaudited)

     Goodwill, at cost                     $     334,682     $     334,682        $     334,682    $     334,682
     Technology, at cost                           8,085                 -                    -                -
                                           ----------------- ----------------     ---------------- ----------------
                                                 342,767           334,682              334,682          334,682
     Less, accumulated
       amortization                             (207,599)         (139,450)            (156,184)          89,248
                                           ----------------- ----------------     ---------------- ----------------

                                           $     135,168     $     195,232        $     178,498    $     245,434
                                           ================= ================     ================ ================


6.   NOTES PAYABLE

                                           ----------------------------------     ---------------------------------
                                                        APRIL 30                               JULY 31
                                                  1999              1998                 1998             1997
                                           ----------------- ----------------     ---------------- ----------------
                                                       (unaudited)
     Unsecured and due
       August 31, 1999, with
       interest at 5% p.a.                 $      36,702     $      37,471        $      35,486    $      38,829
                                           ================= ================     ================ ================

                              PHON-NET CORPORATION
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    APRIL 30, 1999 AND JULY 31, 1998 AND 1997
                            (Stated in U.S. Dollars)



7.   RELATED PARTY TRANSACTIONS

     (i) During the period ended April 30, 1999, the Company paid and accrued $146,216 (1998 - $39,695) to a director for management fees. (unaudited)

     (ii) During the year ended July 31, 1998, the Company paid $52,926 (1997 - $21,899; 1996 - $16,788) to a director for management fees.

     (iii) Amounts due to and from related parties are to a director of the Company and the director of a subsidiary company.


8.   SUBSEQUENT EVENTS (Unaudited)

     Subsequent to April 30, 1999:

     a) The Company entered into an employment agreement dated July 1, 1999 with a director for a period of three years at an annual remuneration of $150,000. In addition, and as an inducement to enter into the employment contract, the Company has agreed to issue to the director, 5,000,000 common shares. The employment agreement also grants the director an annual Stock Appreciation Right ("SAR"), pursuant to which, on (i) February 15, 2000, the director shall be entitled to receive a sum of money in an amount equal to four hundred thousand (400,000) times the difference between the "fair market value" of the Company's common stock at the close of trading on June 30, 1999 and February 1, 2000, (ii) on February 15, 2001, the director shall be entitled to receive a sum of money in an amount equal to six hundred thousand (600,000) times the difference between the "fair market value" of the Company's common stock at the close of trading on February 1, 2000 and February 1, 2001, and (iii) on February 15, 2002, the director shall be entitled to receive a sum of money in an amount equal to six hundred thousand (600,000) times the difference between the "fair market value" of the Company's common stock at the close of trading on February 1, 2001 and February 1, 2002.

     b) The Company has granted stock options to purchase common shares of the Company as follows:

            (i)  2,000,000 common shares at $0.40 per share expiring
                 May 26, 2009;

            (ii) 400,000 common shares at $0.36 per share expiring May 26, 2009 with the options being exercisable at the rate of up to 40,000 shares per year;

           (iii) 2,000,000 common shares at $0.40 per share expiring June 30, 2001.
                                      F-12

                              PHON-NET CORPORATION
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    APRIL 30, 1999 AND JULY 31, 1998 AND 1997
                            (Stated in U.S. Dollars)



8.   SUBSEQUENT EVENTS (Unaudited) (Continued)

     c) The Company issued 9,660,000 common shares from treasury, for debt and services to be provided as to 4,660,000 shares and pursuant to the agreement referred to in Note 8(a) as to 5,000,000 shares.

     d) The Company changed its name to Phon-Net.Com, Inc.


9.   UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

                                TABLE OF CONTENTS


                                         Page
                                         ----

Available Information.................... 2
Prospectus Summary....................... 3
Risk Factors............................. 7
Capitalization...........................13
Use of Proceeds..........................13
Price Range of Common Stock                               5,985,000 SHARES
   and Dividend Policy...................13
Forward-Looking Statements...............14              PHON-NET.COM, INC.
Management's Discussion and
  Analysis or  Plan of Operation.........14
Business.................................16
Management...............................19
Executive Compensation...................20
Certain Transactions.....................23                  PROSPECTUS
Principal Shareholders...................23
Description of Securities................24
Selling Securityholders..................25
Plan of Distribution ....................27
Shares Eligible for Future Sale..........28            ________________, 1999
Legal Matters............................28
Experts..................................28
Additional Information...................29
Financial Statements.....................F-1


         Until _________, 199___ (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Florida Business Corporation Act (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of Florida corporations. The Company's Articles of Incorporation (the "Articles") and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act.

         The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (i) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) deriving an improper personal benefit from a transaction, (iii) voting for or assenting to an unlawful distribution and (iv) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws.

         The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by the Company in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee.....................................  $     333
Legal Fees and Expenses*............................................     20,000
Accounting Fees and Expenses*.......................................      7,500
Financial Printing*.................................................      3,000
Transfer Agent Fees*................................................      1,250
Blue Sky Fees and Expenses*.........................................        750
Miscellaneous*......................................................      2,167
                                                                         ------

          TOTAL.....................................................    $35,000

* Estimated

None of the foregoing expenses are being paid by the selling securityholders.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         Effective October 5, 1998, the Company acquired all of the outstanding shares of Phon-Net Corp., a Nevada corporation, and issued an aggregate of 11,410,000 shares of our common stock to the former shareholders of Phon-Net Corp. Each of such persons had access to information concerning the Company and, since the Company's business operations following the acquisition were those of Phon-Net Corp., their pre-existing relationship with Phon-Net Corp. enabled them to evaluate the risks and merits of the business combination with the Company. As a result, the transaction was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), by reason of Section 4(2) of the Act and the rules and regulations thereunder.

         On or about November 1, 1998, the Company issued an aggregate of 550,000 shares of common stock to RCS Financial Group (as to 200,000 shares) and New Iberian Equity (as to 350,000 shares), as consideration for services provided to the Company valued at $55,000 or $.10 per share. These persons had access to information concerning the Company and has such experience in financial and business matters to enable it to evaluate the risks and merits of acquiring such shares. Accordingly, the issuance of these shares was exempt from the registration requirements of the Act by reason of Sections 3(b) and/or 4(2) of the Act and the rules and regulations thereunder.

         On or about January 15, 1999, the Company issued an aggregate of 115,000 shares of common stock to Patrick Braid (as to 45,000 shares), James Kyle (as to 45,000 shares) and Todd Violet (as to 25,000 shares), as consideration for services provided to the Company valued at $11,500 or $.10 per share. These persons had access to information concerning the Company and has such experience in financial and business matters to enable it to evaluate the risks and merits of acquiring such shares. Accordingly, the issuance of these shares was exempt from the registration requirements of the Act by reason of Sections 3(b) and/or 4(2) of the Act and the rules and regulations thereunder.

         On or about January 15, 1999, the Company issued 10,000 shares of common stock to L. J. Hassey for a purchase price of $5,000 or $.50 per share.
L. J. Hassey had access to information concerning the Company and has such experience in financial and business matters to enable it to evaluate the risks and merits of acquiring such shares. Accordingly, the issuance of these shares was exempt from the registration requirements of the Act by reason of Sections 3(b) and/or 4(2) of the Act and the rules and regulations thereunder.

         Between February 9 and 12, 1999, the Company issued 230,000 shares of common stock to J. Prince, Inc., for a purchase price of $100,000 or approximately $.435 per share. J. Prince, Inc. had access to information concerning the Company and has such knowledge and experience in financial and business matters that it was able to evaluate the risks and merits of acquiring such shares.

Accordingly, the issuance of these shares was exempt from the registration requirements of the Act by reason of Sections 3(b) and 4(2) of the Act and the rules and regulations thereunder.

         On or about March 5, 1999, the Company issued 220,000 shares of common stock to Roger Betterton for a purchase price of $50,000 or approximately $.23 per share. Mr. Betterton had access to information concerning the Company and has such experience in financial and business matters to enable it to evaluate the risks and merits of acquiring such shares. Accordingly, the issuance of these shares was exempt from the registration requirements of the Act by reason of Sections 3(b) and/or 4(2) of the Act and the rules and regulations thereunder.

         On or about March 5, 1999, the Company issued 40,000 shares of common stock to Bryce Boucher as consideration for printing services provided to the Company valued at $20,000 or $.50 per share. These persons had access to information concerning the Company and has such experience in financial and business matters to enable it to evaluate the risks and merits of acquiring such shares. Accordingly, the issuance of these shares was exempt from the registration requirements of the Act by reason of Sections 3(b) and/or 4(2) of the Act and the rules and regulations thereunder.

         On or about March 24, 1999, the Company issued convertible promissory notes in the aggregate principal amount of $737,000 to five accredited investors, pursuant to Rule 504 of Regulation D of the Act. The notes bear interest at the rate of 10% per annum and are convertible into shares of the Company's common stock at the lower of $.50 per share or 70% of the average closing price for the common stock over the five trading days immediately preceding the conversion date. As of April 30, 1999 all of the notes had been converted into an aggregate of 2,707,430 shares of common stock. The Company paid $4,278.91 in interest on the notes.

         On or about April 15, 1999, the Company issued 8,085,000 shares of common stock to Brian Collins, the Company's President, CEO and sole director, an accredited investor. The shares were issued pursuant to the Company's acquisition of Phon-Net Corp., as consideration for the satisfaction of certain obligations contained in the acquisition agreement. The shares were issued in reliance upon exemptions under Sections 4(2) and/or 4(6) of the Act and the rules and regulations thereunder.

         On or about April 15, 1999, the Company issued 200,000 shares of common stock to ITI International Technology Integration, Inc., as consideration for the conversion of approximately $132,000 of indebtedness owed to ITI International Technology Integration, Inc. by the Company. ITI International Technology Integration, Inc. had access to information concerning the Company and has such knowledge and experience in financial and business matters that it was able to evaluate the risks and merits of acquiring such shares. Accordingly, the issuance of these shares was exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder.

         On or about May 19, 1999, the Company issued 400,000 shares of common stock to Market Survey's International, Inc., as consideration for public relations services to be provided to the Company. Market Survey's International, Inc. had access to information concerning the Company and has such experience in financial and business matters to enable it to evaluate the risks and merits of acquiring such shares. Accordingly, this transaction was exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder.

         On or about May 28, 1999, the Company issued 60,000 shares to 1st Net Technologies, Inc., as partial consideration for public relations, marketing and database services to be provided for the Company. 1st Net Technologies, Inc. had access to information concerning the Company and has such experience in financial and business matters to enable it to evaluate the risks and merits of acquiring such shares. Accordingly, this transaction was exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder.

         On or about March 5, 1999, June 7, 1999 and July 6, 1999, the Company issued 250,000 shares, 200,000 shares and 500,000 shares of common stock, respectively, to KASON, Inc., in consideration of services rendered to the Company, 500,000 of which shares were dependent upon performance by KASON, Inc. under an agreement with the Company. KASON, Inc. had a pre-existing business relationship with the Company, had access to information concerning the Company and has such knowledge and experience in financial and business matters to enable it to evaluate the risks and merits of acquiring such shares. Accordingly, the issuance of these shares is exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder.

         On or about May 28, 1999, the Company issued an aggregate of 400,000 shares of common stock to BCD Online and two of its principals, in consideration of product marketing services rendered to the Company. BCD Online had a pre-existing business relationship with the Company, had access to information concerning the Company and has such knowledge and experience in financial and business matters to enable it to evaluate the risks and merits of acquiring such shares. Accordingly, the issuance of these shares is exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder.

         On or about July 1, 1999, the Company issued 5,000,000 shares of common stock to Brian Collins, as an inducement to provide his employment services to the Company. Mr. Collins is an executive officer and director of the Company and is fully familiar with the business of the Company. Accordingly, the issuance of these shares is exempt from the registration requirements of the Act by reason of Sections 4(2) and 4(6) of the Act and the rules and regulations thereunder.

         On or about July 1, 1999, the Company issued an aggregate of 3,000,000 shares of common stock to Quad-Linq Software, Inc. and three of its principals, in consideration of software development services rendered to the Company. Quad-Linq Software, Inc. had a pre-existing business relationship with the Company, had access to information concerning the Company and has such knowledge and experience in financial and business matters to enable it to evaluate the risks and merits of acquiring such shares. Accordingly, the issuance of these shares is exempt from the registration requirements of the Act by reason of
Section 4(2) of the Act and the rules and regulations thereunder.

         On or about July 1, 1999, the Company issued 100,000 shares of common stock to Atlas, Pearlman, Trop & Borkson, P.A. ("APTB"), counsel to the Company, in consideration of legal services rendered to the Company. APTB had a pre-existing business relationship with the Company, had access to information concerning the Company and has such knowledge and experience in financial and business matters to enable it to evaluate the risks and merits of acquiring such shares. Accordingly, the issuance of these shares is exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.                    Description of Document

        2         Agreement of Share Exchange between XGA Golf International,
                  Inc. and Phon-Net Corp.
   3.1(a)         Articles of Incorporation of XGA Golf International, Inc.
   3.1(b)         Articles of Amendment changing name to Agrosol, Inc.
   3.1(c)         Articles of Amendment changing name to Phon-Net Corporation
   3.1(d)         Articles of Amendment changing name to Phon-Net.com, Inc.
   3.1(e)         Articles of Amendment increasing authorized capital
      3.2         Bylaws
        5         Opinion and Consent of Atlas, Pearlman, Trop & Borkson, P.A.
     10.1         Stock Option Plan
     10.2         Employment Agreement between the Company and Brian Collins
     10.3         Office Lease for 750 Pender Street
     10.4         Agreement, as amended, with Quad-Linq Software, Inc.
    23(i)         Consent of Atlas, Pearlman, Trop & Borkson, P.A.
                  (see Exhibit 5)
   23(ii)         Consent of Morgan & Company
       21         Subsidiaries of Registrant
       27         Financial Data Schedule


ITEM 28.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes to provide to participating broker-dealers, at the closing, certificates in such denominations and registered in such names as required by the participating broker-dealers, to permit prompt delivery to each purchaser.

The undersigned Registrant also undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant also undertakes that it will:

         (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia on August 26, 1999.

                                        PHON-NET.COM, INC.

                                        By: /s/ Brian Collins
                                            -----------------------------
                                        Brian Collins
                                        Chairman, Chief Executive
                                        Officer, Principal Financial
                                        and Accounting Officer


         Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                                 TITLE                                      DATE
        ---------                                 -----                                      ----

/s/ Brian Collins                           Chairman of the Board, Chief                  August 26, 1999
------------------------------------        Executive Officer, President and
Brian Collins                               Sole Director (Principal Financial
                                            Officer and Principal Accounting
                                            Officer)


/s/ Sloan Young                             Vice President of Technology                  August 26, 1999
------------------------------------        and Operations
Sloan Young


                                 EXHIBIT INDEX
                                 -------------


Exhibit No.                    Description of Document
-----------                    -----------------------

        2         Agreement of Share Exchange between XGA Golf International,
                  Inc. and Phon-Net Corp.
   3.1(a)         Articles of Incorporation of XGA Golf International, Inc.
   3.1(b)         Articles of Amendment changing name to Agrosol, Inc.
   3.1(c)         Articles of Amendment changing name to Phon-Net Corporation
   3.1(d)         Articles of Amendment changing name to Phon-Net.com, Inc.
   3.1(e)         Articles of Amendment increasing authorized capital
      3.2         Bylaws
        5         Opinion and Consent of Atlas, Pearlman, Trop & Borkson, P.A.
     10.1         Stock Option Plan
     10.2         Employment Agreement between the Company and Brian Collins
     10.3         Office Lease for 750 Pender Street
     10.4         Agreement, as amended, with Quad-Linq Software, Inc.
    23(i)         Consent of Atlas, Pearlman, Trop & Borkson, P.A.
                  (see Exhibit 5)
   23(ii)         Consent of Morgan & Company
       21         Subsidiaries of Registrant
       27         Financial Data Schedule